Exhibit 10.1
NOTE PURCHASE AND SECURITY AGREEMENT
THIS NOTE PURCHASE AND SECURITY AGREEMENT is made and dated as of December 10, 2020 and is entered into by and between Opiant Pharmaceuticals, Inc., a corporation incorporated in the State of Delaware (“Parent”), Opiant Pharmaceuticals UK Ltd. a corporation incorporated in the United Kingdom and each of Parent’s other Subsidiaries from time to time party hereto, (collectively referred to as “Borrower” or “Opiant”), Pontifax Medison Finance (Israel) L.P., Pontifax Medison Finance (Cayman) L.P. and Kreos Capital VI (Expert Fund) LP (each a “Lender” and collectively, the “Lenders”) and Pontifax Medison Finance GP, L.P., in its capacity as administrative agent and collateral agent for itself and Lenders (in such capacity, “Agent”).
RECITALS
A.    Borrower has requested Lenders to make available to Borrower a loan or loans in an aggregate principal amount of up to Fifty Million Dollars ($50,000,000.00) (the “Term Loan”) to provide for working capital, general corporate purposes and general business requirements in the OCB; and
B.    Lenders are willing to make the Term Loan on the terms and conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, Borrower, Agent and Lenders agree as follows:
SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION
1.1    Unless otherwise defined herein, the following capitalized terms shall have the following         meanings:
“1934 Act” has the meaning given to such term in Section 8.7(f).

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding the power to vote twenty percent (20%) or more of the outstanding voting securities of another Person, (c) any Person twenty percent (20%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities or (d) with respect to a Lender that is a fund (whether incorporated as a company, partnership or otherwise), any Person managed by the same management company or managing general partner (or by one or more principals or investment advisors of such management company), as the case may be, as a Lender, or by an entity which controls, is controlled by, or is under common control with, such management company or managing general partner (or by one or more principals or investment advisors of such management company). As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, neither Lender, Agent nor any of their Affiliates shall be deemed to be an Affiliate of Borrower for purposes of this Agreement or any other Loan Document.
“Agent” has the meaning given to such term in the preamble to this Agreement.
“Agreement” means this Note Purchase and Security Agreement, as amended from time to time.
“Amortization Date” means July 1, 2023.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.
“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

Exhibit 10.1
“Assignee” has the meaning given to such term in Section 12.13.
“Authorized Shares” has the meaning given to such term in Section 5.18.
“Blocked Person” means: (a) a Person listed in the annex to, or that is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which a Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Borrower” has the meaning given to such term in the preamble to this Agreement.
“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of New York are closed for business.
“Cash” means all cash and Cash Equivalents.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any state thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) certificates of deposit issued; (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition and (e) in the case of any Subsidiary organized outside of the United States, investments denominated in the currency of foreign jurisdictions that are substantially similar (including as to creditworthiness) to the items specified in subsections (a) through (d) of this definition and are customarily used by companies in the jurisdictions of organization of such Subsidiaries for cash management purposes.
“Change in Control” means any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of any entity comprising Borrower, or sale or exchange of outstanding shares (or similar transaction or series of related transactions) of any entity comprising Borrower, in each case in which the holders of such Borrower entity’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether such Borrower entity is the surviving entity.
“Claims” has the meaning given to such term in Section 12.10.
“Close of Business” means 5:00 p.m., New York City time.
“Closing Date” means the date of this Agreement.
“Closing Deliverables” has the meaning given to such term in Section 4.1.
“Closing Expense Charge” means reimbursement due to Lenders at the Closing Date for all reasonable and documented out-of-pocket costs and expenses incurred by Lenders in negotiating and consummating the Term Loan, including reasonable and documented out-of-pocket legal fees and expenses, in an aggregate amount not to exceed $150,000 (plus VAT, if applicable). Closing Expense Charge does not include costs to be borne by Borrower relating to any filing, registration or recordation in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral, including without limitation, UCC lien searches, preparation and filings of UCC financing statements, any filing, registration or recordation with the United States Patent and Trademark Office or the United States Copyright Office, or any similar office of a foreign jurisdiction, as applicable, and any deposit account control agreements requested by the Lenders.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means the property described in Section 3.1.

Exhibit 10.1
“Common Stock” means the common stock, $0.001 par value per share, of Opiant Therapeutics, Inc.
“Confidential Information” has the meaning given to it in Section 12.12.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all net obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the OCB or guaranties of leases in the OCB. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Conversion Notice” shall have the meaning set forth in Section 8.3.
“Conversion Price” has the meaning given to such term in Section 8.2.
“Conversion Shares” means the Note Conversion Shares.
“Converted Amount” shall have the meaning set forth in Section 8.3.
“Converting Lender” shall have the meaning set forth in Section 8.3.
“Copyrights” mean rights associated with works of authorship including copyrights, moral rights, rights of publicity, design rights, copyright applications, copyright registrations, rights in mask works, rights existing under any copyright Laws and rights to prepare derivative works, and all rights in data and databases.
“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC.
“Disclosure Letter” means that certain disclosure letter, dated as of the Closing Date, delivered by Borrower to Agent as may be updated from time to time as permitted pursuant to Sections 5.1, 5.11 and 5.15.
“Environmental Laws” has the meaning given to such term in Section 5.27.
“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.
“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Event of Default” has the meaning given to such term in Section 9.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Account” means any (a) any “zero balance” deposit account, (b) any deposit or securities account used exclusively for payroll, employee benefits or employee taxes, the funds of which shall not exceed the amount required to pay the next payroll or other relevant cycle, (c) cash collateral accounts and restricted accounts containing security deposits permitted pursuant to clauses (xiv) and (xvii) of the definition of “Permitted Liens” so long as the aggregate balance of such accounts does not exceed $200,000, and (d) de minimis accounts so long as the aggregate balance of all such accounts does not exceed $100,000.
“Excluded Licensed IP” has the meaning given to such term in Section 3.2.

Exhibit 10.1
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or Agent or required to be withheld or deducted from a payment to a Lender or Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.7, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s or Agent’s failure to comply with Section 2.9 or 2.10 and (d) any withholding Taxes imposed under FATCA.
“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreement with respect thereto and applicable official implementing guidance thereunder.
“Financial Statements” has the meaning given to such term in Section 7.1.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Health Care Laws” has the meaning given to such term in Section 5.24.
“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the OCB), including (i) reimbursement and other obligations with respect to surety bonds and letters of credit, (ii) “earnouts”, purchase price adjustments and profit sharing arrangements and (iii) deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts to the extent due and payable or with respect to which the amount due has been ascertained, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all Contingent Obligations with respect to Indebtedness described in clauses (a) through (c) of this definition, (e) obligations under any interest rate hedge, foreign currency hedge, swaps or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, (g) all Equity Interests of such Person subject to mandatory repurchase or redemption rights or similar obligations which would require any cash payment with respect thereto prior to the date that is ninety (90) days after the last day of the Term Loan Maturity Date; and (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Initial Annual Stockholder Meeting” has the meaning given to such term in Section 8.7(e).
“Intellectual Property” means any and all rights in and to all intellectual property and proprietary rights or assets arising or enforceable under the Laws of the United States, any other country or jurisdiction, or any treaty regime, including the following: (i) Copyrights; (ii) Trademarks; (iii) Patents; (iv) trade secrets and proprietary information (including preclinical, clinical and other data); (v) all domain name registrations

Exhibit 10.1
(“Domain Names”); (vi) applications for any of the foregoing and reissues, extensions, or renewals thereof; (vii) scientific, financial, marketing, customer or other technical know-how; (viii) any products, technical data or technology, including Software, that have been in the past or are currently being developed, manufactured, licensed to a third party, distributed or sold by Borrower or which Borrower intends to sell, manufacture, license, or distribute in the future (“Borrower Products”); (ix) any and all computer information technology systems, programs, applications, software, SaaS, models and methodologies (including all source code, object code, firmware, programming tools and/or documentation), hardware, firmware, networks, interfaces, and related systems and information technology assets machine-readable databases and compilations, including any and all data and collections of data (“Software”); (x) social media accounts registered on well-known social media platforms such as, but not limited to, Facebook, LinkedIn, Instagram, YouTube, and Twitter (“Social Media Accounts”); (xi) all documentation and media relating to the above; (xii) all advertising materials, including all rights of publicity and likeness; (xiii) all tangible embodiments of, and all intangible rights in, the foregoing, (xiv) all goodwill related to the foregoing; and (xv) the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing under the Laws of all jurisdictions.
“Intellectual Property Security Agreement” means any intellectual property security agreement executed by Borrower with respect to any Intellectual Property, made in favor of Agent to secure the Secured Obligations.
“Inventory” means “inventory” as defined in Article 9 of the UCC.
“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person.
“Investment Policy” is that certain investment policy of Borrower, approved by Borrower’s Board of Directors delivered to Agent by Borrower.
“Joinder Agreements” means for each Subsidiary a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit B.
“Lender” has the meaning given to such term in the preamble to this Agreement.
“Liabilities” has the meaning given to such term in Section 6.3.
“License” means any license of rights, including Intellectual Property rights, or interests from a third party to the Borrower, excluding “shrink-wrap,” “browse-wrap,” “click-through,” open source licenses, and any other non-exclusive licenses for third party products or services that are made generally available to the public.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.
“Loan Documents” means this Agreement, any Notes, Pledge Agreement, Intellectual Property Security Agreement, Perfection Certificate, all UCC Financing Statements, any subordination agreement, any deposit account control agreements and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.
“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations when due in accordance with the terms of the Loan Documents, or the ability of Agent or a Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the value of the Collateral (taken as a whole and other than normal depreciation) or Agent’s Liens on the Collateral or the priority of such Liens.
“Material Contract” means with respect to Borrower and its Subsidiaries each contract or agreement to which Borrower or any of its Subsidiaries is a party that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed on a current report on Form 8-K or

Exhibit 10.1
other report filed with the SEC) and, to the extent not otherwise covered by the foregoing, each contract or agreement as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would reasonably be expected to have a Material Adverse Effect.
“Maximum Rate” has the meaning given to such term in Section 2.2.
“Merger Event” has the meaning given to such term in Section 8.6
“Money Laundering Laws” has the meaning given to such term in Section 5.29.
“Nasdaq” has the meaning given to such term in Section 8.7.
“Note” means a Term Note.
“Notes” means all Term Notes issued under the terms of this Agreement.
“Note Conversion Shares” shall have the meaning set forth in Section 8.3.
“OCB” means in the ordinary course of business and shall include, without limitation, (i) collaboration or licensing transactions, or options to enter into collaboration or licensing transactions, that are customary in Borrower’s industry and reasonably related, incidental or ancillary to the business of Borrower, and (ii) arrangements to use Borrower’s research and development capabilities to develop product candidates on behalf of third party pharmaceutical companies.
“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
“Other Connection Taxes” means, with respect to any Lender or Agent, Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Patents” mean all patents, provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all inventions and subject matter related to such patents, in any and all forms.
“Perfection Certificate” is that certain perfection certificate delivered by Borrower to Agent, dated as of the date hereof.
“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of a Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the date hereof which is disclosed in Schedule 1A to the Disclosure Letter; (iii) Indebtedness of up to $100,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the OCB; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) intercompany Indebtedness as long as each of the obligor and the obligee under such Indebtedness is a party to this Agreement or has executed a Joinder Agreement; (viii) reimbursement obligations pursuant to (a) corporate credit cards incurred in the OCB of up to $100,000 outstanding at any time and (b)

Exhibit 10.1
letters of credit incurred in the OCB of up to $100,000 outstanding at any time; (ix) Indebtedness in connection with workers compensation claims, disability, health or other employee benefits, obligations with respect to severance payments and self-insurance obligations; (x) to the extent constituting Indebtedness, obligations in respect of netting services or overdraft protection or otherwise in connection with Deposit Accounts in the OCB of up to $50,000 outstanding at any time; (xi) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased other than by any premium or prepayment penalty incurred in connection with such extension, renewal or refinancing or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be; (xii) obligations of Borrower existing or arising under any swap, hedge, forward, future or derivative transaction or option or similar agreement of up to $50,000 outstanding at any time, provided that such obligations are (or were) not entered into by Borrower for purposes of speculation, and (xiii) other unsecured Indebtedness in a principal amount not to exceed $500,000 in the aggregate at any time outstanding.
“Permitted Investment” means: (i) Investments existing on the date hereof which are disclosed in Schedule 1B to the Disclosure Letter; (ii) any Investments permitted by Borrower’s Investment Policy, as amended from time to time, provided that any amendments to the Investment Policy have been approved in writing by Agent (such approval not to be unreasonably withheld or delayed); (iii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (iv) Investments in existing or newly-formed Subsidiaries, provided that, each such Subsidiary is a party to this Agreement or has executed and delivered to Agent a Joinder Agreement and such other documents as shall be reasonably requested by Agent; (v) Investments in joint ventures, collaboration agreements, strategic alliances and similar arrangements in the OCB, provided that any such cash Investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year; (vi) Investments in connection with the licensing of technology, the development of technology, the providing of technical support and in-licensing of technology, provided that any cash Investments by Borrower do not exceed $100,000 in the aggregate in any fiscal year; (vii) Investments by Borrower or any Subsidiary that is a guarantor of the Secured Obligations in another Borrower or in a Subsidiary that is a guarantor of the Secured Obligations; (viii) investments of up to $100,000 outstanding at any time consisting of (a) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business and (b) non-cash loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plans or arrangements approved by Borrower’s board of directors; (ix) investments consisting of Deposit Accounts; (x) Investments consisting of repurchases of equity interests permitted pursuant to Section 7.7; (xi) deposits of up to $100,000 outstanding at any time made to secure the performance of leases, licenses or contracts in the OCB; and (xiii) additional Investments that do not exceed $1,000,000 in the aggregate in any fiscal year.
“Permitted Liens” means any and all of the following, which except as specifically permitted in Section 7.5, shall not include a Lien for the benefit of a third party on Intellectual Property: (i) Liens in favor of Agent or a Lender; (ii) Liens existing on the date hereof which are disclosed in Schedule 1C to the Disclosure Letter; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in Borrower’s OCB; provided, that the payment thereof is not yet delinquent; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the OCB: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on equipment or Software or other Intellectual Property, or other capital assets, constituting purchase money Liens and Liens in connection with capital leases, securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the OCB and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory, common law and contractual rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances

Exhibit 10.1
on real property imposed by law or arising in the OCB so long as they do not materially impair the value or marketability of the related property; (xiv)  security deposits in connection with real property leases, in an aggregate amount not to exceed $100,000 at any time; (xv) Liens in connection with operating leases in the equipment that is the subject of such leases; (xvi) Permitted Transfers; (xvii) Pledges and deposits securing obligations pursuant to corporate credit cards and letters of credit in an aggregate amount not to exceed $100,000 at any time; (xviii) Liens securing Subordinated Indebtedness; (xix) any Lien existing on any property or asset prior to the acquisition thereof by Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; (xx) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xx) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase other than by any premium or prepayment penalty incurred in connection with such extension, renewal or refinancing, (xxi) Liens in connection with any netting or set-off arrangement or under the applicable banking conditions; (xxii) Liens (a) on Equity Interests of joint ventures securing capital contributions to or obligations of such joint ventures to the extent required in the organizational documents of such joint ventures and not created in contemplation of this Agreement, and (b) consisting of customary rights of first refusal and tag, drag and similar rights in joint venture agreements and investment documentation of non-wholly owned subsidiaries; and (xxiii) other Liens securing obligations not to exceed the principal amount of $100,000 outstanding at any time.
“Permitted Transfers” means (i) sales of Inventory in the OCB; (ii) licenses, joint ventures, collaboration agreements, strategic alliances and similar arrangements in the OCB providing for the licensing of Intellectual Property; provided that such licenses do not result in a legal transfer of title of the licensed property and so long as after giving effect to each such license, Borrower retains sufficient rights to use or benefit from such Intellectual Property as to enable it to conduct its business in the OCB; (iii) dispositions of worn-out, obsolete or surplus Equipment in the OCB; (iv) use of cash in any manner not prohibited by this Agreement; (v) transfers constituting Permitted Investments; (vi) transfers constituting Permitted Liens; (vii) dispositions of Copyright rights in connection with publications in scientific journals; and (viii) other transfers of assets having a fair market value of not more than $100,000 in the aggregate in any fiscal year.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.
“Pledge Agreement” means any pledge agreement executed by Borrower with respect to any equity in a Subsidiary or other investment property owned by Borrower, made in favor of Agent to secure the Secured Obligations.
“Prepayment Notice” has the meaning given to such term in Section 2.4.
“Required Lenders” has the meaning given to such term in Section 2.1(e).
“Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.
“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists and business records related thereto.
“Registration Rights Agreement” means the Registration Rights Agreement dated on or about the date hereof by and among Borrower and Lenders.
“Regulatory Agencies” has the meaning given to such term in Section 5.22.
“Regulatory Licenses” has the meaning given to such term in Section 5.22.
“Rights of Payment” has the meaning given to such term in Section 3.1.
“Rule 144” has the meaning given to such term in Section 7.18.
“Rule 144 Certificate” has the meaning given to such term in Section 7.18.

Exhibit 10.1
“Rule 144 Opinion” has the meaning given to such term in Section 7.18.
“Sale Event” has the meaning given to such term in Section 7.18.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the Securities and Exchange Commission.
“SEC Reports” has the meaning given to such term in Section 5.12.
“Second Annual Stockholder Meeting” has the meaning given to such term in Section 8.7(e).
“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Being Sold” has the meaning given to such term in Section 7.18.
“Shareholder Approval” has the meaning given to such term in Section 8.7(e).
“Shareholder Regulations” has the meaning given to such term in Section 8.7(e).
“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its reasonable discretion and subject to a subordination agreement in form and substance satisfactory to Agent in its reasonable discretion.
“Subsidiary” means an entity, whether a corporation, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls fifty percent (50.0%) or more of the outstanding voting securities, including each entity listed on Schedule 5.15 to the Disclosure Letter.
“Tax” and “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment” means as to each Lender, the obligation of such entity, if any, to make payment on account of such entity’s portion of each of the three loan facilities comprising the Term Loan to Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such entity’s name on Schedule A hereto.
“Term Loan” shall have the meaning assigned to such term in the preamble of this Agreement.
“Term Loan Interest Rate” means 8.2% per annum with respect to 50% of the outstanding principal amount of each Term Note and 9.3% with respect to the remaining 50% of the outstanding principal amount of each Term Note from time to time.
“Term Loan Maturity Date” means October 1, 2025.

Exhibit 10.1
“Term Note” means a Secured Convertible Promissory Note in substantially the form attached hereto as Exhibit A.
“Trademarks” mean all trademarks, trade dress, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including, but not limited to, intent to use applications), and all goodwill related to the foregoing.
“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
“Working Capital” means Cash, Cash Equivalents and accounts receivable.
a.Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP and all financial computations hereunder shall be computed in accordance with GAAP consistently applied, provided, however, that if at any time any change in GAAP would affect the computation of any covenant or requirement set forth in any Loan Document, and either Borrower or Agent shall so request, Borrower and Agent shall negotiate in good faith to amend such covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended such covenant or requirement shall continue to be computed in accordance with GAAP prior to such change therein. Notwithstanding anything in this Agreement, any obligations of a Person that are or would have been treated as operating leases for purposes of GAAP prior to the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842) and any interpretations thereof (“ASU 842”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement notwithstanding the fact that such obligations are required in accordance with ASU 842 to be treated as capitalized lease obligations in accordance with GAAP (other than for purposes of the delivery of financial statements prepared in accordance with GAAP). Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.
SECTION 2. THE LOAN
2.1.    Subject to the terms and conditions of this Agreement, each Lender shall lend to Borrower its Term Commitment, totaling, for all such entities, the Term Loan. The Term Loan shall comprise of three loan facilities as set forth below.
For the avoidance of doubt, the rights and obligations of each Lender hereunder shall be several and not joint. Any failure of a Lender to meet its obligations hereunder shall not impose any obligations on the other Lenders.
(a)    Initial Loan. Subject to the terms and conditions of this Agreement, each Lender shall         lend to Borrower its Initial Loan Term Commitment, totaling, for all Lenders, $20,000,000 (the “Initial Loan”). The Initial Loan shall be provided in a single installment on the Closing Date without any need for Borrower to deliver a notice or request, other than by provision of all Closing Deliverables required to be delivered pursuant to Section 4.1, which delivery shall be deemed to constitute a borrowing request by Borrower. Proceeds of the Initial Loan shall be deposited into a Deposit Account of Borrower existing as of the Closing Date. The principal balance of the Initial Loan shall bear interest on the outstanding daily balance thereof from the actual funding thereof at the Term Loan Interest Rate per annum based on a year consisting of 365 days. Borrower will pay interest on the Initial Loan on the first Business Day of the first Quarter after the Closing Date and thereafter on the first Business Day of every subsequent Quarter, based on the Initial Loan principal amount outstanding in the preceding Quarter. Borrower shall repay the Initial Loan in ten (10) equal Quarterly installments beginning on the Amortization Date and continuing on the first Business Day of each Quarter thereafter until the Term

Exhibit 10.1
Loan Maturity Date. Accordingly, the entire outstanding Initial Loan principal balance and all accrued but unpaid interest hereunder, shall be repaid by the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction (except as provided in Section 2.7) and regardless of any counterclaim.
(b)    Credit Line. Subject to the terms and conditions of this Agreement and to the closing of the Initial Loan and the submission of a New Drug Application (NDA) for the new product for opioid overdose reversal by June 30, 2022 (the “Credit Line Milestone”), each Lender shall make available to Borrower its Credit Line Term Commitment, for all Lenders, totaling $10,000,000 (the “Credit Line”). The Credit Line shall be available, at Borrower’s option, for withdrawal during a period of 12 months from the date on which the Credit Line Milestone is met or, if earlier, the period ending on December 31, 2022 (the “Credit Line Period”). Each portion withdrawn under the Credit Line shall be provided within 14 days from a written borrowing request by Borrower. Upon the end of the Credit Line Period, the amounts withdrawn shall be repayable in accordance with the terms hereof and the amounts not withdrawn shall no longer be available for withdrawal. Proceeds of the Credit Line shall be deposited into a Deposit Account of Borrower. The principal balance of the withdrawn Credit Line shall bear interest on the outstanding daily balance thereof from the actual funding thereof at the Term Loan Interest Rate per annum based on a year consisting of 365 days. Borrower will pay interest on the withdrawn Credit Line on the first Business Day of the first Quarter after the initial funding date of the Credit Line and thereafter on the first Business Day of every subsequent Quarter, based on the withdrawn Credit Line principal amount outstanding in the preceding Quarter. In addition, until the end of the Credit Line Period, Borrower shall pay a fee of 1.5% per annum based on a year consisting of 365 days on the daily average amount not withdrawn under the Credit Line. Borrower will pay the fee on the amount not withdrawn under the Credit Line on the first Business Day following the end of each Quarter, starting on the first Business Day following the end of the Quarter in which the Closing takes place and thereafter on the first Business Day of every subsequent Quarter, based on the amount not withdrawn under the Credit Line in the preceding Quarter. Borrower shall repay the withdrawn Credit Line in ten (10) equal Quarterly installments beginning on the Amortization Date and continuing on the first Business Day of each Quarter thereafter until the Term Loan Maturity Date. Accordingly, the entire withdrawn and outstanding Credit Line principal balance and all accrued but unpaid interest hereunder, shall be repaid by the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction (except as provided in Section 2.7) and regardless of any counterclaim.

(c)    Third Installment Loan. Subject to the terms and conditions of this Agreement and to the closing of the Initial Loan, each Lender shall make available to Borrower its Third Installment Term Commitment, totaling, for all Lenders, $10,000,000; provided, if either the Stockholder Approval is obtained, or the Subsequent Threshold becomes effective, by the earlier of (x) the achievement of the Third Installment Milestone, or (y) June 30, 2023, each Lender’s Third Installment Term Commitment shall be increased pro rata so that the aggregate Third Installment Term Commitments for all Lenders is $20,000,000 (the “Third Installment Loan”). The Third Installment Loan must be withdrawn by the Borrower in full upon Borrower’s achievement of the following milestone by no later than 30 months from the Closing Date: receipt of an FDA approval for the marketing of the new product for opioid overdose reversal (the “Third Installment Milestone”). If the Third Installment Milestone is met, the Borrower shall provide a written borrowing request, accompanied by a certification from the Borrower confirming Borrower’s achievement of the Milestone, and, following Borrower’s delivery of such certification, the Third Installment Loan shall be provided within 14 days from such written borrowing request by Borrower. The Third Installment Loan shall be repayable in accordance with the terms hereof. Proceeds of the Third Installment Loan shall be deposited into a Deposit Account of Borrower. The principal balance of the withdrawn Third Installment Loan shall bear interest on the outstanding daily balance thereof from the actual funding thereof at the Term Loan Interest Rate per annum based on a year consisting of 365 days. Borrower will pay interest on the withdrawn Third Installment Loan on the first Business Day of the first Quarter after the funding date of the Third Installment Loan and thereafter on the first Business Day of every subsequent Quarter, based on the withdrawn Third Installment Loan principal amount outstanding in the preceding Quarter. In addition, if the Third Installment Milestone is met, together with the first payment of interest on account of the Third Installment Loan, Borrower shall pay a fee of 1.5% per annum of the Third Installment Loan, on account of the period between the Closing Date and the funding of the Third Installment Loan. Borrower shall repay the withdrawn Third Installment Loan in ten (10) equal Quarterly installments beginning on the Amortization Date and continuing on the first Business Day of each Quarter thereafter until the Term Loan Maturity Date. Accordingly, the entire withdrawn and outstanding Third Installment Loan principal balance and all accrued but unpaid interest hereunder, shall be repaid by the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction (except as provided in Section 2.7) and regardless of any counterclaim.

Exhibit 10.1
(d)    Each entity comprising Borrower shall guarantee and be jointly and severally liable for repayment of each of the three facilities comprising the Term Loan as described above and all other obligations of Borrower, and each entity comprising Borrower, hereunder, without regard to whether such entity drew down the proceeds of any such facility or incurred any such other obligations, in each case, to the maximum extent permitted under applicable law for each such entity, including laws with respect to fraudulent conveyances, financial assistance or similar concepts under each applicable jurisdiction shall not be released, discharged or in any way affected by, any circumstance or condition (whether or not such Borrower shall have any knowledge or notice thereof) whatsoever which might constitute a legal or equitable discharge or defense (other than payment in full).
(e)    Such Borrower unconditionally and irrevocably waives, to the fullest extent permitted by applicable law: (a) notice of any of the matters referred to above; (b) the right to require Lenders or Agent to proceed against any other Borrower liable on the Secured Obligations, to proceed against or exhaust any security held by any other Borrower, or to pursue any other remedy in each Lender’s or Agent’s power; (c) the right to have the property of any other Borrower first applied to the discharge of the obligations hereunder or under the other documents contemplated hereby and (i) until such time that all Secured Obligations (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) have been paid in full, any and all rights it may now or hereafter have under any agreement or at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Lenders) to assert any claim against or seek contribution, indemnification or any other form of reimbursement from any other Borrower under or in connection with this Agreement or otherwise. The Lenders may, at the election of Lenders who provided at least 60% of the outstanding Secured Obligations (the “Required Lenders”), exercise any right or remedy they may have against a Borrower entity without affecting or impairing in any way the liability of any other entity comprising Borrower hereunder and such Borrower waives, to the fullest extent permitted by applicable law, any defense arising out of the absence, impairment or loss of any right of reimbursement, contribution or subrogation or any other right or remedy of such Borrower against any other Borrower. Such Borrower waives any defense arising by reason of any disability or other defense of another entity comprising Borrower or by reason of the cessation for any cause whatsoever of the liability, either in whole or in part, of another Borrower to Lenders or Agent, and such Borrower assumes the responsibility for being and keeping informed of the financial condition of each other Borrower and of all other circumstances bearing upon the risk of nonpayment of the obligations under this Agreement and the other Loan documents and agrees that Lenders or Agent shall not have any duty to advise such Borrower of any such information or changes thereto; and that Lenders and Agent have not made any representations with respect thereto.
At any time, without terminating, affecting or impairing the validity of the obligations of a Borrower hereunder, Lenders or Agent may deal with another Borrower in the same manner and as fully as if the obligations of such Borrower did not exist and shall be entitled, among other things, to grant each other Borrower, without notice or demand and without affecting such Borrower’s liability hereunder, such extensions of time to perform, renew, compromise, accelerate or otherwise change the time for payment of or otherwise change the terms of this Agreement and the indebtedness hereunder, or to waive any obligation of another Borrower to perform, any act or acts as the Required Lenders may deem advisable.
2.2.    Maximum Interest. Notwithstanding any provision in this Agreement, the Notes, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lenders an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.
2.3.    Default Interest. In the event any payment is not paid on the scheduled payment date, subject to applicable grace periods, if any, an amount equal to two percent (2.0%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default under Sections 9.1 and 9.5, all outstanding principal hereunder, shall, at Agent’s option, bear interest at a rate per annum equal to the Term Loan Interest Rate plus two percent (2.0%) per annum.
2.4.    Prepayment. Other than the quarterly amortization payments made pursuant to Section 2.1(c), the Borrower may only prepay the Term Loan in accordance with this Section 2.4. At its option, following 18

Exhibit 10.1
months from the Closing Date, upon at least ten (10) Business Days prior written notice to Agent (“Prepayment Notice”), Borrower may prepay an amount of not less than US$1,000,000 or all of the then outstanding principal balance and all accrued and unpaid interest thereon, together with a prepayment charge equal to one and a half percent (1.5%) of the amount being prepaid (each, a “Prepayment Charge”). Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Term Loan or a portion thereof as aforesaid. Any such early repayments shall be applied pro rata to the required remaining amortization payments (including the final amortization payment on the Term Loan Maturity Date). In a case where a Lender has submitted a Conversion Notice to Borrower within the five (5) Business Day period following receipt of the Prepayment Notice, no prepayment shall be allowed prior to conversion as requested in such Conversion Notice and the Conversion Notice shall prevail. The Prepayment Notice shall apply to any outstanding Term Loan amount remaining, if any, after conversion as specified in the Conversion Notice. In addition, if the Borrower enters into a letter of intent or a term sheet or similar written document (collectively, “LOI”) that contemplates a transaction that would constitute a Change in Control, and as long as such discussions or negotiations are ongoing, (i) prepayment (and delivery of a Prepayment Notice) shall not be permitted and any Prepayment Notice delivered prior to the date of such LOI shall be automatically rescinded, and (ii) Borrower shall notify Agent within 24 hours thereof. For the avoidance of doubt, following any prepayment in accordance with the foregoing, the Term Loans remaining outstanding shall bear interest at the Term Loan Interest Rate.
2.5.    Notes. Borrower shall execute and deliver to each Lender one or more Term Notes to evidence such Lender’s Term Loans.
2.6.    Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loans shall be made pro rata according to the Term Commitments of each Lender.
2.7.    Withholding. All payment of interest or principal payable by Borrower hereunder and under the other Loan Documents shall be paid without any deduction or withholding for any Taxes, unless required by applicable law. If Borrower is required by applicable law (as determined in the good faith discretion of Borrower) to deduct or withhold from a payment to be made by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Lender or Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made. The Borrower shall indemnify each Lender or Agent, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or Agent or required to be withheld or deducted from a payment to such Lender or Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.
2.8.    Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
2.9.    Status of Lender. Agent and Lenders agree that:
(a)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.
(b)Each Lender shall, within ten days of the date of this Agreement or, if later, at the time such Lender becomes a Lender hereunder, deliver to Borrower and Agent a properly completed and executed U.S. Internal Revenue Service (“IRS”) Form W-9 or appropriate series of IRS Form W-8.
(c)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Agent in writing of its legal inability to do so.

Exhibit 10.1
2.10    FATCA information
(a)    Subject to paragraph (c) below, each party shall, within ten (10) business days of a reasonable request by another party confirm to that other party whether it is entitled to receive payments free from any deduction or withholding from a payment hereunder required by FATCA (such deduction or withholding, a “FATCA Deduction,” and such party a “FATCA Exempt Party” or not a FATCA Exempt Party). Additionally, it will supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA and supply to that other party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other party’s compliance with any other law, regulation, or exchange of information regime.
(b)    If a party confirms to another party pursuant to paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.
(c)    Paragraph (a) above shall not oblige any party to do anything that would or might in its reasonable opinion constitute a breach of (i) any law or regulation, (ii) any fiduciary duty or (iii) any duty of confidentiality.
(d)    If a party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Loan Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.
(e)    If a Borrower is a “United States person” within the meaning of Code Section 7701(a)(30) (a “US Tax Obligor”) or Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) business days of (i) where a Borrower is a US Tax Obligor and such Lender is a Party as a Lender at the date of this Agreement, the date of this Agreement, (ii) where a Borrower is a US Tax Obligor on a date on which any other bank becomes a Party as a bank, that date, (iii) the date a new US Tax Obligor accedes as a Borrower or (iv) where a Borrower is not a US Tax Obligor, the date of a request from Agent, supply to Agent:
A.     a withholding certificate on IRS Form W-8, IRS Form W-9 or any other relevant form; or
B.    any withholding statement or other document, authorization or waiver as Agent may require to certify or establish the status of such bank under FATCA or that other law or regulation.
(f)    Agent shall provide any withholding certificate, withholding statement, document, authorization or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.
(g)    If any withholding certificate, withholding statement, document, authorization or waiver provided to Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that bank shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorization or waiver to Agent unless it is unlawful for such entity to do so (in which case the bank shall promptly notify Agent). Agent shall provide any such updated withholding certificate, withholding statement, document, authorization or waiver to the relevant Borrower.
(h)    Agent may rely on any withholding certificate, withholding statement, document, authorization or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.
2.11.    FATCA Deduction. Each party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction. Each party shall promptly, upon becoming aware that it

Exhibit 10.1
must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to whom it is making the payment.
2.12.    Original Issue Discount. The parties acknowledge and agree that certain Term Loans may be issued with original issue discount (“OID”) for U.S. federal income tax purposes in accordance with the requirements under the Code. The parties will treat and report all payments made pursuant to this Agreement consistent with the foregoing characterization for all tax purposes. Borrower shall provide to Lenders the issue price, the amount of any OID, the issue date, the yield to maturity and any other information necessary for Lenders to determine the OID on any Term Loan.
SECTION 3. SECURITY INTEREST
3.1.    As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest, for the benefit of the Lenders, senior to any current and future debts and to any security interest (subject to Permitted Liens), in all of Borrower’s right, title, and interest in, to the following personal property of Borrower (except as set forth herein) whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (including existing Intellectual Property owned, used or held for use in the business and any Intellectual Property developed during the period in which any Secured Obligations are outstanding); (e) Inventory; (f) Investments; (g) Deposit Accounts; (h) Cash; (i) Goods; (j) Licenses; (k) franchise agreements, (l) commercial tort claims; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.
3.2.    Notwithstanding anything in Section 3.1 above or any other provision of any Loan Document, the Collateral shall not include (a) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9-406, 9-407 and 9-408 of the UCC), (b) any leasehold real property interest, license, lease or other contract or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license, contract or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (but only to the extent such prohibition on transfer or grant of a security interest is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the UCC), (c) any property to the extent that, and for as long as, such grant of a security interest is prohibited by any applicable law, rule or regulation; provided that the foregoing exclusion in this clause (c) shall in no way be construed (i) to apply to the extent that any described prohibition is unenforceable under Section 9-406, 9-407 or 9-408 of the UCC or other applicable law or (ii) to apply to the extent that any consent or waiver has been obtained, or is hereafter obtained, that would permit Agent’s security interest or Lien notwithstanding the prohibition on the grant of a security interest in such property, (d) Excluded Accounts, (e) motor vehicles or other assets in which a security interest may be perfected only though compliance with a certificate of title statute, (f) any Cash or certificates of deposit securing reimbursement obligations permitted under this Agreement, (g) any intellectual property subject to that certain license agreement, dated as of December 15, 2014, by and between Opiant and Emergent BioSolutions, Inc. (successor by merger with Adapt Pharma Operations Limited) (as such license agreement may be amended from time to time), including, without limitation, all intellectual property related to NARCAN® (naloxone hydrochloride) Nasal Spray and all patent and trademark rights with respect thereto (the “Excluded Licensed IP”), or (h) any property or asset with respect to which Agent shall have determined in its reasonable discretion that the cost of obtaining, perfecting or maintaining a security interest in such property or asset exceeds the value of the security afforded thereby.
3.3.    If this Agreement is terminated in accordance with its terms, Agent’s Lien in the Collateral shall continue until the Secured Obligations (other than inchoate indemnity obligations or other obligations which, by their terms, survive termination of this Agreement) are satisfied in full, and at such time Agent’s security interest in the Collateral shall automatically and immediately be terminated and released without further action by any party and all rights therein shall automatically revert to Borrower. Agent shall execute such documents and take such other steps as are reasonably requested by Borrower to accomplish or evidence the foregoing, all at Borrower’s sole cost and expense.

Exhibit 10.1

SECTION 4. CONDITIONS PRECEDENT TO TERM LOAN
The obligations of Lenders to make the Term Loan hereunder are subject to the satisfaction by Borrower of the following conditions:
4.1.    On or prior to the Closing Date, Borrower shall have delivered to Agent the following (“Closing Deliverables”):
(a)    executed copies of the Loan Documents, a legal opinion of Borrower’s counsel, and all other documents and instruments reasonably requested by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;
(b)    copy of resolutions of Borrower’s board of directors evidencing approval of the Term Loan and other transactions evidenced by the Loan Documents;
(c)    copies of the Certificate of Incorporation and the Bylaws, or other organizational documents, as amended through the Closing Date, of Borrower;
(d)    a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;
(e)    to the extent invoiced to Borrower prior to the Closing Date, payment of the Closing Expense Charge (if not paid prior to the Closing Date). If not invoiced prior to Closing Date, Closing Expense Charge and out-of-pocket costs associated with filings required to perfect Agent’s security interest or diligence searches with Governmental Authorities will be paid following the Closing Date, within ten (10) Business Days from receipt of invoice;
(f)    [reserved];
(g)    each document (including any UCC financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall be in proper form to be filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested;
(h)    an executed copy of the Registration Rights Agreement; and
(i)    a Compliance Certificate substantially in the form attached hereto as Exhibit C, executed by Borrower.
4.2.    As of the Closing Date, the representations and warranties set forth in Section 5 hereof and in any documents delivered herewith, shall be true and correct with the same effect as though made on and as of such date.
4.3.    No Default. As of the Closing Date, (i) no fact or condition exists that (or could, with the passage of time, the giving of notice, or both) constitutes an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.
4.4.    The agreement of the Lenders to make any Term Loan (other than any Term Loan to be made on the Closing Date) is additionally subject to the satisfaction of the conditions precedent set forth below as of the date such Term Loan is made:
(a) Each of the representations and warranties made by Borrower in or pursuant to this Agreement, the other Loan Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the other Loan Documents or any related agreement shall be true and correct in all material respects (or in all respects as to any representation and warranty which, by its

Exhibit 10.1
terms, is qualified as to materiality) on and as of such date (or if any representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);
(b)    No Event of Default shall have occurred and be continuing on such date, or would exist after giving effect to such Term Loan;
(c)    There shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect; and
(d)    Agent shall have received a duly executed borrowing written request for such Term Loan by Borrower, accompanied by a certification from the Borrower confirming Borrower’s achievement of the Credit Line Milestone or the Third Installment Milestone, as applicable.
SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER
Borrower represents and warrants that, as of the Closing Date:
5.1.    Corporate Status. Each entity comprising Borrower is a company duly organized, legally existing and, to the extent relevant in the applicable jurisdiction, in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation or limited liability company in all jurisdictions in which the nature of its business or location of its properties require such qualifications, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names within the last five (5) years (if any), owned and leased locations, place of formation, tax identification number and organizational identification number are correctly set forth in Schedule 5.1 to the Disclosure Letter, as may be updated by Borrower from time to time in a written notice provided to Agent after the Closing Date to reflect the addition of new Subsidiaries that comprise Borrower after the date hereof.
5.2.    Collateral. Borrower owns the Collateral free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.
5.3.    Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate of Incorporation, bylaws, or any material law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject, (iv) except as described on Schedule 5.3 to the Disclosure Letter, do not violate any Material Contract or require the consent or approval of any other Person which has not already been obtained, in each case, except as would not reasonably be expected to result in a Material Adverse Effect. The individual or individuals executing the Loan Documents on behalf of Borrower are duly authorized to do so.
5.4.    Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.
5.5.    Actions Before Governmental Authorities. Except as described on Schedule 5.5 to the Disclosure Letter, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or its property, that would reasonably be expected to result in a Material Adverse Effect.
5.6.    Laws. Neither Borrower nor any of its Subsidiaries is in violation of any material law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any material respect under any provision of any Material Agreement to which it is a party or by which it is bound, which default would reasonably be expected to have a Material Adverse Effect.
Neither Borrower nor any of its Subsidiaries is registered or required to register as an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of

Exhibit 10.1
Governors). Borrower and each of its Subsidiaries has complied in all material respects with applicable provisions of the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in material compliance with applicable laws. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except to the extent that the failure to obtain, make or give any of the foregoing would not reasonably be expected to have a Material Adverse Effect.
None of Borrower, any of its Subsidiaries, or any of their respective directors, officers, employees or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
5.7.    Information Correct and Current. No written information (including Parent’s public filings with the SEC), report, requests for Term Loans pursuant to Section 2.1, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, when taken as a whole, contains any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made (it being understood that financial and business projections (and any other forward looking information and any information of a general economic or industry nature) are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular projections will be realized, and that actual results may differ, and such differences may be material). Additionally, any and all financial or business projections provided by Borrower to Agent, whether prior to or after the date hereof, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular projections will be realized, and that actual results may differ, and such differences may be material).
5.8.    Intellectual Property.
(a)    Schedule 5.8(a) to the Disclosure Letter is a true, correct and complete list of each of Borrower’s owned (including Excluded Licensed IP, and in each case designated as such) (i) Patents; (ii) registered Trademarks; (iii) registered Copyrights; (iv) Domain Names; (v) Social Media Accounts, together with applications for any of the foregoing, and listing all application or registration numbers, as applicable. Schedule 5.8(a) to the Disclosure Letter also includes lists of (vi) all Borrower’s proprietary databases, (vii) Borrower’s proprietary Software, and (viii) Licenses of Intellectual Property by third parties to Borrower or by Borrower to third parties, in each case as of the date hereof. Except as disclosed in Schedule 5.8(a) to the Disclosure Letter, each of the registered Intellectual Property owned by Borrower is valid, subsisting, enforceable and in full force and effect, and each of the Intellectual Property licensed from third parties is, to the Borrower’s knowledge, valid, subsisting, enforceable and in full force and effect. Except as disclosed in Schedule 5.8(a) to the Disclosure Letter, no Intellectual Property owned or licensed by Borrower has been judged, by a decision of a court of competent jurisdiction, invalid or unenforceable, in whole or in part. Except

Exhibit 10.1
for Excluded Licensed IP, the Intellectual Property pledged by Borrower under this Agreement constitutes all of the Intellectual Property necessary for conduct the business as currently conducted.
(b)    Borrower has good and valid title to, or otherwise possesses sufficient rights to use all Intellectual Property owned, used or held for use in the Borrower’s business as currently conducted. Except for Intellectual Property owned by third parties and licensed to Borrower for use in the business, to Borrower’s knowledge, no Person other than Borrower has any right or interest of any kind in or with respect to the Intellectual Property owned, used or held for use in the business, or any rights to sell, license, lease, transfer or use or otherwise exploit such Intellectual Property.
(c)    Borrower has taken commercially reasonable steps to protect the proprietary nature of the Intellectual Property and to maintain in confidence all trade secrets and confidential information owned, used, or held for use by Borrower in the business, including proprietary Software. To the Knowledge of Borrower, no trade secret or other confidential information of the business has been disclosed or authorized to be disclosed to any Person, other than pursuant to a non-disclosure agreement or other conditional obligation that protects Borrower’s proprietary interests in and to such trade secrets or confidential Intellectual Property.
(d)    Other than in connection with Permitted Transfers, except for restrictions that are unenforceable under Article 9 of the UCC, (i) Borrower has the right to freely transfer, license or assign Collateral that constitutes Intellectual Property rights owned, used or held for use in the business to any third party, including under this Agreement, and (ii) no in-bound License (other than commercially available over-the-counter Software) prohibits or otherwise restricts Borrower from granting a security interest in such License. Neither the consummation of the transactions contemplated by this Agreement, nor Borrower’s performance hereunder or thereunder, will result in the diminution, license, transfer, termination or forfeiture of Borrower’s rights in any Intellectual Property owned, used or held for use in the Borrower’s business.
5.9.    Litigation.  There is no action, suit or proceeding pending or currently threatened in writing against Borrower or that Borrower intends to initiate, that questions the validity of this Agreement, or the right of Borrower to enter into any such agreements, or to consummate the transactions contemplated hereby or thereby, or that would reasonably be expected to result, either individually or in the aggregate, in any Material Adverse Effect. Borrower is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which would reasonably be expected to reasonably be expected to result in any Material Adverse Effect. To Borrower’s knowledge, no event or condition exists on the basis of which any such claim, litigation, arbitration, mediation proceeding or investigation might be instituted or commenced.
5.10    Intellectual Property Claims. No Intellectual Property owned by Borrower in connection with the business has been or is subject to any actual or, to the knowledge of Borrower, threatened (in writing) litigation, claim, invitation to license, demand, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) (“IP Claims”). To the knowledge of the Borrower, no Intellectual Property licensed to Borrower by third parties and used or held for use in the business is subject to any such IP Claims. No such Intellectual Property is subject to any outstanding decree, order, judgment, arbitral award, settlement agreement or other stipulation that restricts Borrower’s use, transfer, assignment, license of, or use of such Intellectual Property as Collateral under this Agreement, or obliges Borrower to grant licenses or an ownership interest in such Intellectual Property to any third-party in the future. As of the date hereof, Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging in any way Borrower’s ownership or licensing of any Intellectual Property owned, used or held for use in the business. No Intellectual Property owned by the Borrower and used or held for use in the business infringes in any respect the Intellectual Property rights of any third party (“Third Party IP Rights”). To the Knowledge of the Borrower, no Intellectual Property licensed to Borrower and used or held for use in the business infringes any Third Party IP Rights.
5.11    Financial Accounts. Schedule 5.11 to the Disclosure Letter, as may be updated by Borrower in a written notice provided to Agent after the date hereof, to reflect new institutions of the type referred to in the following clauses (a) and (b) utilized by Borrower or its Subsidiaries after the date hereof, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investments (other than interests in Subsidiaries) and such exhibit correctly identifies in all material respects the name and address of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor. Borrower does not own any Equity Interest of any Person, except for Permitted Investments.

Exhibit 10.1
5.12.    Filings. Borrower is subject to the reporting requirements of the Exchange Act of, and has filed, in a timely manner, all documents and reports that Borrower was required to file pursuant to Section I.A.3.b of the General Instructions to Form S-3 promulgated under the Securities Act in order for Borrower to be eligible to use Form S-3 for the two years preceding the date hereof or such shorter time period as Borrower has been subject to such reporting requirements (the foregoing materials, together with any materials filed by Borrower under the Exchange Act, whether or not required, collectively, the “SEC Reports”). As of the time the SEC Reports were filed with the SEC (or if subsequently amended, when amended), (i) the SEC Reports complied as to form in all material respects with requirements of the Securities Act and Exchange Act and the rules and regulations of the SEC promulgated thereunder, and (ii) none of the SEC Reports and the information contained therein contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.
5.13.    Brokers; Directed Selling Efforts. None of Borrower, its Subsidiaries or any person acting on its or their behalf has engaged in any directed selling efforts (within the meaning of Regulation S under the Securities Act) with respect to the Notes or the Conversion Shares. Except as disclosed in Schedule 5.13 to the Disclosure Letter, Borrower has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of Borrower in connection with this Agreement. Borrower has not taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of Borrower to facilitate the sale or resale of the stocks potentially issuable upon conversion herein in violation of the Securities Act.
5.14.    Registration; Trust Indenture Act. No registration under the Securities Act of the offer and sale of the common stock potentially issuable upon conversion of the Term Loan hereunder is required for, and no qualification under the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder is required in connection with, the issuance of the debt security to Lenders in the manner contemplated herein.
5.15.    Subsidiaries. Attached as Schedule 5.15 to the Disclosure Letter, as may be updated by Borrower in a written notice provided after the date hereof to reflect Subsidiaries formed after the date hereof, is a true, correct and complete list of each Subsidiary. All of the outstanding shares of capital stock of each Subsidiary of Borrower have been duly authorized and validly issued and are fully paid and nonassessable, and, except as otherwise set forth in the SEC Reports (and except for directors’ qualifying shares or other similar shares required pursuant to applicable law), all outstanding shares of capital stock of the Subsidiaries are owned by Borrower either directly or through wholly owned subsidiaries free and clear of any security interest, claim, lien or encumbrance (other than Permitted Liens). No Subsidiary of Borrower is currently prohibited, directly or indirectly, from paying any dividends to Borrower, from making any other distribution on such Subsidiary’s capital stock, from repaying to Borrower any loans or advances to such Subsidiary from Borrower or from transferring any of such Subsidiary’s property or assets to Borrower or any other Subsidiary of Borrower, except, in each case, for restrictions under this Agreement, restrictions pursuant to applicable law or as described in or contemplated in the SEC Reports.
5.16.    Capitalization. As of June 30, 2020, the authorized, issued and outstanding capital stock of Opiant Pharmaceuticals, Inc. is as set forth in the SEC Reports; the Conversion Shares potentially issuable herein conform in all material respects to the description thereof contained in the SEC Reports; all of the issued and outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with federal and state securities laws; none of the outstanding shares of capital stock was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of Opiant Pharmaceuticals, Inc.; there are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of Opiant Pharmaceuticals, Inc. or any of its Subsidiaries other than those described in the SEC Reports; all grants of options to acquire shares of capital stock were validly issued and approved by the Board of Directors of Opiant Pharmaceuticals, Inc., a committee thereof or an individual with authority duly delegated by the Board of Directors of Opiant Pharmaceuticals, Inc. or a committee thereof; grants of stock options and other management equity were (a) made in compliance with all applicable laws and (b) all made in compliance with the terms of the plans under which such stock options and other management equity were issued; there is no and has been no policy or practice of Opiant Pharmaceuticals, Inc. to coordinate the grant of stock options and other management equity with the release or other public announcement of material information regarding the Borrower or its results of operations or prospects.

Exhibit 10.1
5.17.    Reservation of Conversion Shares. The shares of Common Stock issuable upon conversion pursuant to this Agreement have been duly authorized and, if issued and delivered upon conversion of the Term Loan in accordance with this Agreement, will be validly issued, fully paid and nonassessable.
5.18.    Authorized Shares Available. On the Closing Date, immediately prior to giving effect to the transactions contemplated hereby, the Borrower has 200,000,000 authorized shares of Common Stock (the “Authorized Shares”); out of the available Authorized Shares, the Board of Directors of the Borrower has duly and validly adopted resolutions reserving shares of Common Stock for potential issuance of the Conversion Shares; the holders of outstanding shares of capital stock of the Borrower are not entitled to preemptive or other rights to subscribe for any of the Conversion Shares.
5.19.    Transfer Taxes. There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in in connection with the execution and delivery of the Agreement.
5.20    Tax Returns. Borrower and each of its Subsidiaries have filed all applicable Tax returns that are required to be filed or has timely requested extensions thereof (except in any case in which the failure to so file would not reasonably be expected to have a Material Adverse Effect and except as set forth or contemplated in the SEC Reports) and have paid all Taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for (i) any such Tax that is currently being contested in good faith, (ii) as would not reasonably be expected to have a Material Adverse Effect or (iii) as set forth in or contemplated in the SEC Reports.
5.21.    Insurance. Neither Borrower nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect except as set forth or contemplated in the SEC Reports.
5.22.    Regulatory Agencies. Borrower and its Subsidiaries possess and are in compliance in all material respects with the terms of all licenses, approvals, orders, certificates, permits and other authorizations (collectively, “Regulatory Licenses”) issued by all applicable authorities, including, without limitation, all such Regulatory Licenses required by the U.S. Food and Drug Administration or any component thereof and/or by any other U.S. state, local or foreign drug regulatory agency (collectively, the “Regulatory Agencies”) necessary to conduct their respective businesses as described in the SEC Reports, and neither Borrower nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of, or non-compliance with, any such Regulatory License that, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect, except as set forth or contemplated in the SEC Reports, and all such Licenses are in full force and effect.
5.23    Clinical Trials. The preclinical tests and clinical trials that are described in, or the results of which are referred to in, the SEC Reports were and, if still pending, are being conducted in all material respects in accordance with protocols filed with the appropriate Regulatory Agencies for each such test or trial, as the case may be, and with standard medical and scientific research procedures and all applicable statutes, directives, rules and regulations of the Regulatory Agencies, including, without limitation, the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder; each description of such tests and trials, and the results thereof, contained in the SEC Reports is accurate and complete in all material respects and fairly presents the data about and derived from such tests and trials, and Borrower has no knowledge of any other studies or tests, the results of which are inconsistent with, or otherwise call into question, the results described or referred to in the SEC Reports; neither Borrower nor its Subsidiaries has received any notices or other correspondence from any Regulatory Agency requiring the termination, suspension or material modification of any clinical trials that are described or referred to in the SEC Reports; and each of Borrower and its Subsidiaries has operated and currently is in compliance in all material respects with all applicable rules and regulations of the Regulatory Agencies.
5.24.    Other Regulatory Requirements. Borrower and each of its Subsidiaries: (a) are and have been in material compliance with applicable health care laws, including, without limitation, the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), the Federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, the exclusion laws, Social Security Act § 1128 (42 U.S.C. § 1320a-7), Medicare (Title XVIII of the Social Security Act),

Exhibit 10.1
Medicaid (Title XIX of the Social Security Act) and the regulations promulgated pursuant to such laws, and comparable state laws, and all other local, state, federal, national, supranational and foreign laws, and regulations relating to the regulation of Borrower and its Subsidiaries (collectively, “Health Care Laws”); (b) have not received written notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Regulatory Agency or third party alleging that any product operation or activity is in material violation of any Health Care Laws and has no knowledge that any such Regulatory Agency or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; and (c) are not a party to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order or similar agreements or have any reporting obligations pursuant to any such agreement, plan or correction or other remedial measure entered into with any Governmental Authority. Neither Borrower nor its Subsidiaries or, to the knowledge of Borrower, any of their officers, directors, employees, agents or contractors has been or is currently debarred, suspended or excluded from participation in the Medicare and Medicaid programs or any other state or federal health care program.
5.25.    Internal Controls. Opiant Pharmaceuticals, Inc. and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Opiant Pharmaceuticals, Inc. and its Subsidiaries’ internal controls over financial reporting are effective, and Borrower and its Subsidiaries are not aware of any material weakness in their internal control over financial reporting.
5.26.    Disclosure Controls. Opiant Pharmaceuticals, Inc. and its Subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective to provide reasonable assurance that information required to be disclosed in Opiant Pharmaceuticals, Inc.’s Exchange Act reports is recorded, processed, summarized and reported within the time periods specified by the SEC and that material information related to Opiant Pharmaceuticals, Inc. and its consolidated Subsidiaries is made known to management, including Opiant Pharmaceuticals, Inc.’s Chief Executive Officer and Chief Financial Officer, particularly during the period when Opiant Pharmaceuticals, Inc.’s periodic reports are being prepared to allow timely decisions regarding required disclosure.
5.27.    Environmental Laws. Except as set forth in or contemplated in the SEC Reports, Borrower and its Subsidiaries (a) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (b) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (c) have not received written notice of any actual or potential liability under any Environmental Law, in each case, except where such non-compliance with Environmental Laws, failure to receive and comply with required permits, licenses or other approvals or liability would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in the SEC Reports, neither Borrower nor any of its Subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
5.28.    Employment Laws. None of the following events has occurred or exists: (a) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder with respect to a Plan (as defined below), determined without regard to any waiver of such obligations or extension of any amortization period; (b) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees by any of Borrower or any of its Subsidiaries that could have a Material Adverse Effect, except as set forth or contemplated in the SEC Reports; (c) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees by Borrower or any of its Subsidiaries that could have a Material Adverse Effect, except as set forth or contemplated in the SEC Reports. None of the following events has occurred or is reasonably likely to occur: (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of Borrower and its Subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of Borrower and its Subsidiaries; (ii) a material increase in the “accumulated post-

Exhibit 10.1
retirement benefit obligations” (within the meaning of FASB ASC Topic 715) of Borrower and its Subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of Borrower and its Subsidiaries; (iii) any event or condition giving rise to a liability under Title IV of ERISA that could have a Material Adverse Effect, except as set forth in or contemplated in the SEC Reports; or (iv) the filing of a claim by one or more employees or former employees of Borrower or any of its Subsidiaries related to their employment that could have a Material Adverse Effect, except as set forth or contemplated in the SEC Reports. For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which Borrower or any of its Subsidiaries may have any liability.
5.29.    Money Laundering Laws. The operations of Borrower and its Subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements and money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Borrower or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Borrower, threatened in writing.
5.30.    Sarbanes-Oxley Act. There is and has been no failure on the part of Borrower and any of Borrower’s directors or officers, in their capacities as such, to comply with any material provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402, related to loans, and Sections 302 and 906, related to certifications.
5.31.    Material Contracts. An accurate, current and complete list of the Material Contracts as of the Closing Date has been furnished to Lenders and/or is available as part of the SEC Reports. To the knowledge of Borrower, each of the Material Contracts is in full force and effect and is a valid and binding obligation of the parties thereto in accordance with the terms and conditions thereof (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights), except to the extent that such Material Contract has either terminated pursuant to its terms and/or the termination of such Material Contract would not reasonably be expected to result in a Material Adverse Effect. Borrower and, to the knowledge of Borrower, any other party to a Material Contract, is not in default with respect to any material term or condition of any Material Contract to which it is a party, except to the extent that any such default would not reasonably be expected to result in a Material Adverse Effect. Further, Borrower has received no written notice, nor does Borrower have any knowledge, of any pending or contemplated termination of any of the Material Contracts and no such termination is proposed or has been threatened in writing, except to the extent that any such termination or threatened termination would not reasonably be expected to result in a Material Adverse Effect.
SECTION 6. INSURANCE; INDEMNIFICATION
6.1.    Coverage. Borrower shall cause to be carried and maintained general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business by companies of similar size in similar locations. So long as there are any Secured Obligations (other than inchoate indemnification or reimbursement obligations or other obligations which, by their terms, survive termination of this Agreement) outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.
6.2.    Certificates. Subject to Section 7.20, Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Agent is an additional insured for general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, and a loss payee for property insurance and additional insured for liability insurance. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient). Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved. Following request by Agent, Borrower shall provide Agent with copies of each insurance policy (excluding D&O), and upon entering or materially amending any insurance policy required hereunder, Borrower shall provide Agent with copies of such policies (excluding D&O) and shall promptly deliver to Agent updated insurance certificates with respect to

Exhibit 10.1
such policies. Proceeds of any casualty policies shall be used by Borrower to repair, replace or otherwise acquire property useful to the business of Borrower in the OCB.
6.3.    Indemnity. Borrower agrees to indemnify and hold Agent, Lenders and their respective officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, reasonable and documented out-of-pocket costs and expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable and documented out-of-pocket attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting from any Indemnified Person’s gross negligence, willful misconduct or breach of any Loan Document. In no event shall any party hereunder be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement. This Section 6.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
SECTION 7. COVENANTS OF BORROWER
Borrower agrees as follows:
7.1.    Financial Reports. Borrower shall furnish to Lenders the financial statements and reports listed hereinafter (the “Financial Statements”):
(a)    promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made generally available to holders of its Common Stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the SEC or any Governmental Authority that may be substituted therefor, or any national securities exchange; and
(b)    prompt notice if Borrower or any Subsidiary has knowledge that Borrower, or any Subsidiary, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.
(c)    Borrower shall not make any change in its fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31. Borrower shall provide written notice on a quarterly basis of any material changes in its accounting policies or reporting practices other than those changes made in accordance with GAAP and accounting guidance.
(d)    All Financial Statements required to be delivered pursuant to clause (a) shall be sent via e-mail to Agent provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to Lenders.
Notwithstanding the foregoing, any Financial Statement or document required to be delivered under this Agreement (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date on which Borrower has filed such Financial Statement or document with the SEC and such Financial Statement or document is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to Agent without charge.
7.2.    Management Rights. Borrower shall permit any representative that Agent authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable prior written notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once in any twelve month period. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Agent or Lenders shall be entitled at reasonable times

Exhibit 10.1
and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and Lenders shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over Borrower’s management or policies.
7.3.    Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, or other documents to perfect Agent’s Lien as a first priority lien (subject to Permitted Liens) on the Collateral as Agent may reasonably request. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file UCC financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower) or equivalent foreign filings, without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower. Borrower shall in its reasonable business judgment protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.
7.4.    Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, at any time any amount is outstanding hereunder, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) prepayment by any Subsidiary of (i) intercompany Indebtedness owed by such Subsidiary to Borrower, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower or (c) as otherwise permitted hereunder or approved in writing by Agent, or (d) Indebtedness of Borrower or its Subsidiaries made in the OCB consistent with past business practices, in an aggregate amount of not more than $150,000 in any given calendar year.
7.5.    Collateral. Borrower shall at all times keep the Collateral, including the Intellectual Property and all other property and assets used in or held for use in the Borrower’s business or in which Borrower now or hereafter holds any interest, free and clear from any Liens (except for Permitted Liens), and shall give Agent prompt written notice of any legal process affecting the Collateral, the Intellectual Property or Borrower’s other property and assets, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property other than (i) customary restrictions on assignment, sublicense or transfer that may exist in any License agreement where Borrower or a Subsidiary is the licensee (and not the licensor) and (ii) licenses of Intellectual Property that constitute Permitted Transfers. Borrower shall not enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Borrower to create, incur, assume or suffer to exist any Lien upon any of its property (including Intellectual Property), whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, and (b) in connection with any Permitted Liens or Permitted Transfers. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary (other than holders of Permitted Liens with respect to the property subject to the Permitted Lien only), and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any Liens whatsoever (except for Permitted Liens, provided however, that there shall be no Liens whatsoever on Intellectual Property other than (i) customary restrictions on assignment, sublicense or transfer that may exist in any License agreement where Borrower or a Subsidiary is the licensee (and not the licensor) and (ii) licenses of Intellectual Property that constitute Permitted Transfers), and shall give Agent prompt written notice of any legal process affecting such Subsidiary’s assets.
7.6.    Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments.
7.7.    Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other Equity Interest other than (1) pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case cash consideration for such repurchases does not exceed in an aggregate amount not to exceed $100,000 in any fiscal year, (2) conversions of any convertible securities into other securities pursuant to the terms of such convertible securities or

Exhibit 10.1
otherwise in exchange thereof and make payments in lieu of fractional shares in connection therewith, (3) repurchases where the sole consideration for such repurchase is proceeds from a contemporaneous issuance of Equity Interests, (4) repurchases where the consideration for such repurchase is the cancellation of Indebtedness owing to Borrower, (5) cashless settlements of options and warrants, and (6) repurchases of Equity Interests that are deemed to occur upon the cashless exercise of options or warrants so long as no cash payment is made by Borrower in connection therewith; or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest, except that a Subsidiary may pay dividends or make distributions to Borrower.
7.8.    Transfers. Except for Permitted Transfers, Permitted Investments and Permitted Liens, Borrower shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets (including cash).
7.9.    Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower or (b) a Borrower into another Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (other than any Permitted Investment). Borrower may dissolve any Subsidiary (that is not a party to this Agreement) as long as the assets of that Subsidiary are distributed to such Subsidiary’s shareholders and Borrower provides prompt notice to Lenders.
7.10.    Taxes. Borrower and its Subsidiaries shall pay when due all material taxes, fees or other charges in the nature of a tax (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower or its Subsidiaries, except for (i) any such Tax that is currently being contested in good faith, (ii) as would not reasonably be expected to have a Material Adverse Effect or (iii) as set forth in or contemplated in the SEC Reports. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral except as would not reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with the applicable tax legislation.
7.11.    Corporate Changes. Borrower shall do, and shall cause its Subsidiaries to do, all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business. Neither Borrower nor any Subsidiary shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without ten (10) days’ prior written notice to Agent. Neither Borrower nor any Subsidiary shall suffer a Change in Control without the approval of Agent, such approval not to be unreasonably withheld or delayed. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless it has provided prior written notice to Agent. Within thirty (30) days of the end of each fiscal quarter, Borrower shall provide written notice to Agent of any locations to which Collateral with a value in excess of $100,000 has been relocated in the preceding fiscal quarter (other than (u) Borrower Products, including compounds and raw materials used to manufacture biopharmaceuticals or which are used for preclinical testing or clinical trials, in the OCB, (v) Permitted Transfers, (w) sales of Inventory in the OCB, (y) relocations of Collateral from a location described on Schedule 5.1 to the Disclosure Letter to another location described on Schedule 5.1 to the Disclosure Letter or (z) mobile equipment in the possession of Borrower’s or a Subsidiary’s employees or agents).
7.12.    Joinder. Borrower shall provide written notice to Agent within thirty (30) days of the formation of each Subsidiary formed subsequent to the Closing Date and during such preceding fiscal quarter and shall, unless otherwise agreed by Agent, promptly cause any such Subsidiary to execute and deliver to Agent a Joinder Agreement.
7.13.    Notification of Event of Default. Borrower shall notify Agent within five (5) Business Days of the occurrence of any Event of Default.
7.14.    Use of Proceeds. Borrower agrees that the proceeds of the Term Loan shall be used solely for working capital, general corporate purposes and general business requirements in the OCB. The proceeds of the Term Loan will not be used in violation of Anti-Corruption Laws or applicable Sanctions.
7.15.    Compliance with Laws.

Exhibit 10.1
Borrower shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respect with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s business, in each case, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit, to Borrower’s knowledge, any Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit, to Borrower’s knowledge, any Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
Borrower has implemented and maintains in effect policies and procedures designed to ensure material compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.
None of Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No use of proceeds of the Term Loan will violate Anti-Corruption Laws or applicable Sanctions.
7.16.    Rule 144 Compliance.
(a)    With a view to making available to each Lender the benefits of Rule 144 under the Securities Act (“Rule 144”), or any similar rule or regulation of the SEC that may at any time permit such entity to sell any portion of the Conversion Shares to the public without registration, Opiant Pharmaceuticals, Inc. represents and warrants that: (i) it is, and has been for a period of at least ninety (90) days immediately preceding the date hereof, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (ii) it has filed all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the twelve (12) months preceding the Closing Date (or for such shorter period that it was required to file such reports); (iii) it is not and never has been an issuer defined as a “Shell Company”. For the purposes hereof, the term “Shell Company” shall mean an issuer that meets the description set forth under Rule 144(i)(1)(i).

(b)    Other than in the case of Conversion Shares held by an affiliate (as defined under Rule 144), upon the earliest to occur of (x) three (3) years from the date hereof, or (y) when the Conversion Shares are no longer required to bear a restrictive legend under applicable federal and state securities laws and (z) the effective date of the sale of all or substantially all the assets of Opiant Pharmaceuticals, Inc., any merger, consolidation or acquisition involving Opiant Pharmaceuticals, Inc. with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of Opiant Pharmaceuticals, Inc. in one or more related transactions (such transactions described in this clause (z), a “Sale Event”), Opiant Pharmaceuticals, Inc. shall, at its sole expense, promptly following the request of a Lender and upon the Lender providing customary supporting documentation, give its transfer agent instructions to the effect that, upon the transfer agent’s receipt of a certificate (a “Rule 144 Certificate”) certifying that such Lender’s holding period (as determined in accordance with the provisions of Rule 144) for any portion of the Conversion Shares, which such Lender proposes to sell (the “Securities Being Sold”) is not less than six (6) months and such sale otherwise complies with the requirements of Rule 144, and receipt by the transfer agent of the “Rule 144 Opinion” (as hereinafter defined) from Opiant Pharmaceuticals, Inc. or its counsel (or from such Lender and its counsel as permitted below), the transfer agent is to effect the transfer of the Securities Being Sold and issue to such Lender or transferee(s) thereof one or more stock certificates representing the transferred Securities Being Sold without any restrictive legend and without recording any restrictions on the transferability of such Securities Being Sold on the transfer agent’s books and records or, at Lender’s option, to the extent such sale or transfer of Securities Being Sold complies with Rule 144 or is being made under an effective registration

Exhibit 10.1
statement under the Securities Act, the Securities Being Sold shall be transmitted by the transfer agent to such Lender by crediting the account of Lender’s or its designee’s balance account with The Depository Trust Company through its deposit or withdrawal at custodian system if the transfer agent is then a participant in such system; provided that Opiant Pharmaceuticals, Inc. will not be required to do any of the foregoing if it reasonably determines that such sale would not comply with Rule 144. In this regard, upon Lender’s request, Opiant Pharmaceuticals, Inc. shall have an affirmative obligation at its sole expense, to cause its counsel to promptly issue to the transfer agent a legal opinion providing that, based on the Rule 144 Certificate, the Securities Being Sold were or may be sold, as applicable, pursuant to the provisions of Rule 144, even in the absence of an effective registration statement (the “Rule 144 Opinion”); provided that Opiant Pharmaceuticals, Inc. will not be required to do any of the foregoing if it reasonably determines that such sale would not comply with Rule 144. If the transfer agent requires any additional documentation in connection with any proposed transfer by the Lender of any Securities Being Sold, such Lender shall promptly deliver or cause to be delivered to the transfer agent or to any other Person, all such additional documentation as may be reasonably necessary to effectuate the transfer of the Securities Being Sold and the issuance of an unlegended certificate to any transferee thereof, all at Lender’s expense.
7.17.    Intellectual Property.
(a)    Borrower shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of its Intellectual Property used in or held for us in its business and ascertain that such Intellectual Property is subsisting, valid, enforceable and in full force and effect; (ii) promptly advise Agent in writing of infringements of such Intellectual Property; and (iii) not allow any such Intellectual Property to be abandoned, forfeited or dedicated to the public unless such abandonment, forfeiture or dedication is in the OCB.
(b)    Borrower shall provide a written report to Agent within ten (10) days of the end of each fiscal quarter of any material in-bound Licenses that prohibit Borrower from granting a security interest in such Licenses (other than over-the-counter commercially available Software) that Borrower or any Subsidiary has entered into or become bound by in the preceding fiscal quarter. Borrower shall take or cause to be taken such commercially reasonable steps as Agent reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any such in-bound License to be deemed “Collateral” and for Agent to have a lawful security interest in such License and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Loan Documents.
7.18.    Transactions with Affiliates. Borrower shall not and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind (other than a transaction that is immaterial) with any Affiliate of Borrower or such Subsidiary on terms that are less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of Borrower or such Subsidiary other than transactions, arrangements and contracts between Borrower and its Subsidiaries or otherwise permitted pursuant to Sections 7.4, 7.5, 7.6, 7.7, 7.8, 7.9 and 7.11.
7.19.    Financial Covenants. As of the last day of each calendar quarter, Parent and its Subsidiaries, on a consolidated basis shall have not less than $7,500,000 in Working Capital.
7.20.    Post-Closing Covenants. Within 60 days following the Closing Date (or such later date as agreed by Agent in its sole discretion), Borrower shall:
(a)    execute and deliver to Agent deposit account control agreement reasonably acceptable to Agent covering all of the Deposit Accounts maintained with banks located within the United States of America and listed on Schedule 7.20 to the Disclosure Letter (other than any Excluded Account); and
(b)    deliver to Agent insurance certificates required pursuant to Section 6.2.
SECTION 8. CONVERSION
8.1.    Conversion Privilege. Each Lender, at its option, shall have the right to convert at any time up to 50% of its then outstanding Term Loans and all accrued and unpaid interest thereon into shares of Common Stock of Opiant Pharmaceuticals, Inc. at the applicable Conversion Price, as defined below. Notwithstanding any provision in this Agreement and for the avoidance of doubt, (i) in the event of multiple conversions by Lenders and/or Borrower from time to time, no more than 50% of the aggregate Term Loans advanced by

Exhibit 10.1
Lenders (plus all accrued and unpaid interest thereon) may be converted into shares of Common Stock of Opiant Pharmaceuticals, Inc. pursuant to this Section 8 and (ii) following the conversion of any Term Loans pursuant to this Section, the Term Loans remaining outstanding shall bear interest at the Term Loan Interest Rate.
8.2.    Conversion Price. The Conversion Price for the Term Loans shall be $19.64. Notwithstanding the foregoing, in the event that on or after the Closing Date, a stock split, reverse stock split, stock combination, reclassification, payment of stock dividend, recapitalization or other similar transaction of such character that the shares of Common Stock shall be changed into or become exchangeable for a larger or small number of shares is consummated (each, a “Stock Event”), the applicable Conversion Price shall be proportionately increased or decreased as necessary to reflect the proportionate change in shares of Common Stock issued and outstanding as a result of such Stock Event.
8.3.    Conversion Mechanism. Any Lender electing to convert any portion of its then outstanding Term Loans and all accrued and unpaid interest thereon (the “Converting Lender”), shall notify Borrower in writing, stating the amount the Converting Lender requests to convert (the “Converted Amount”) and the account to which it wishes the shares of Common Stock to be delivered electronically upon conversion (“Conversion Notice”). The Borrower shall deliver to the Converting Lender, on or before the third Business Day following the Conversion Notice, (1) a number of shares of Common Stock equal to the Converted Amount divided by the Conversion Price (the “Note Conversion Shares”) and (2) cash in lieu of fractional shares, if any. The Borrower and Converting Lender shall produce, execute and file any document and make any arrangement as reasonably required to effect such conversion. The Note Conversion Shares shall be fully paid, and the Conversion Shares shall be unrestricted and freely tradable securities following the earlier of: (i) the satisfaction of the holding period for such shares required under Rule 144, or (ii) the registration of the Note Conversion Shares under an effective registration statement in accordance with the Registration Rights Agreement. A Lender shall be treated as a stockholder of record as of the Close of Business on the Business Day during which Borrower received the Conversion Notice. Following conversion pursuant to this Section, the Converted Amount shall be deemed fully paid and shall no longer be deemed a Secured Obligation hereunder.
In addition, Borrower shall have the right to convert at any time up to 50% of the aggregate Term Loans advanced by Lenders (plus all accrued and unpaid interest thereon) into shares of Common Stock of Opiant Pharmaceuticals, Inc. at the Conversion Price, subject to fulfilment of all of the following conditions: (i) the shares of Common Stock issuable upon conversion are unrestricted and freely tradable securities if held by a person that is not an affiliate (as defined under Rule 144)(and has not been an affiliate (as defined under Rule 144) at any time during the three months preceding any such sale) of Opiant Pharmaceuticals, Inc. pursuant to Rule 144 under the Securities Act or under an effective registration statement under the Securities Act, (ii) during a period of 30 consecutive trading days prior to the date on which Opiant Pharmaceuticals, Inc. gives notice of the exercise of its conversion right, the closing price of Opiant Pharmaceuticals, Inc.’s shares of common stock was higher than $23.57 on at least 20 trading days, including on the trading day preceding the date on which Opiant Pharmaceuticals, Inc. gives notice of the exercise of its conversion right, and (iii) the number of shares of Common Stock issuable upon conversion by Opiant Pharmaceuticals, Inc. shall not exceed the average weekly number of traded shares on the stock market during the four weeks immediately preceding the date on which Opiant Pharmaceuticals, Inc. gives notice of the exercise of its conversion rights. Opiant Pharmaceuticals, Inc. may only effect a conversion once every four weeks. Notwithstanding any provision in this Agreement and for the avoidance of doubt, (i) in the event of multiple conversions by Lenders and/or Borrower from time to time, no more than 50% of the aggregate Term Loans advanced by Lenders (plus all accrued and unpaid interest thereon) may be converted into shares of Common Stock of Opiant Pharmaceuticals, Inc. pursuant to this Section 8 and (ii) following the conversion of any Term Loans pursuant to this Section, the Term Loans remaining outstanding shall bear interest at the Term Loan Interest Rate.
For the avoidance of doubt, any Note Conversion Shares issued upon a conversion of a Term Note shall be represented in book entry form on the ledger of the Parent’s transfer agent (unless certificated form requested by a Lender) until such time as such Note Conversion Shares are sold or otherwise disposed of as contemplated hereby or otherwise become unrestricted and freely tradeable securities for U.S. federal and state securities laws purposes.
8.4.    Tax. Borrower shall pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Common Stock upon conversion under this Section 8, unless the tax is due because the Converting Lender requests such shares to be issued in a name other than the Converting Lender’s name.

Exhibit 10.1
8.5.    Fully Paid Shares. Borrower shall at all times hold, free from preemptive rights, out of its authorized, unreserved and unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for conversion as contemplated above from time to time as such Conversion Notice is presented.
8.6.    Effect of Recapitalizations, Reclassifications and Changes of the Common Stock.
(a)    In the case of:
(i)    any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),

(ii)    any consolidation, merger, combination or similar transaction involving Borrower,

(iii)    any sale, lease or other transfer to a third party of all or substantially all of the assets of Borrower and its Subsidiaries, or
(iv)    any statutory share exchange,
in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, or other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the conversion right of a Lender (or Borrower), as applicable, shall be changed into a right to convert each $1,000 principal amount of convertible outstanding Term Loans and accrued and unpaid interest thereon, in each case, that is convertible in accordance with Section 8.1 into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the quotient of $1,000 and the applicable Conversion Price immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, Borrower or the successor or purchasing Person, as the case may be, shall execute with the Lender a supplemental agreement providing for such change in the option to convert (“Supplemental Agreement”).
(b)    If the Merger Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property into which the amounts due hereunder will be convertible shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Common Stock, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock. If the holders of the Common Stock receive only cash in such Merger Event, then for all conversions which occur after the effective date of such Merger Event, (A) the consideration due upon conversion of each $1,000 principal amount of the outstanding Term Loans and accrued and unpaid interest thereon, in each case, to the extent such portion of outstanding Term Loans is convertible pursuant to Section 8.1, shall be solely cash in an amount equal to quotient of $1,000 and the applicable Conversion Price multiplied by the price paid per share of Common Stock in such Merger Event and shall be paid to the Converting Lender on or before the third Business Day immediately following the Business Day upon which the Conversion Notice was received. Borrower shall notify such Lender of any such weighted average referred to in the first sentence of this paragraph as soon as reasonably practicable after such determination is made.

(c)    If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing corporation, as the case may be, in such Merger Event, then such Supplemental Agreement shall also be executed by such other Person, if such Person is an affiliate of Borrower or the successor or acquiring company, and shall contain such additional provisions to protect the interests of the Converting Lender as the board of directors of the Borrower shall reasonably consider necessary by reason of the foregoing.
(d)    When Borrower executes a Supplemental Agreement, Borrower shall promptly deliver to the Lender a certificate, signed by an Officer of Borrower, briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and

Exhibit 10.1
shall promptly mail notice thereof to all Converting Lender. Borrower shall cause notice of the execution of such Supplemental Agreement to be given to the Lender within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such Supplemental Agreement.
(e)    The Borrower shall not become a party to any Merger Event unless its terms are consistent with this Section 8.6. None of the foregoing provisions shall affect the right of the Lender to convert any portion of the Term Loan into shares of Common Stock prior to the effective date of such Merger Event.
(f)    The above provisions of this Section shall similarly apply to successive Merger Events.
8.7.    Certain Covenants.
(a)    The Borrower covenants that all shares of Common Stock issued upon conversion will be fully paid and non-assessable by the Borrower and free from all taxes, liens and charges with respect to the issue thereof, except with respect to any U.S. federal withholding taxes which might apply.
(b)    The Borrower covenants that, if any shares of Common Stock to be provided upon conversion require registration with or approval of any Governmental Authority under any federal or state law before such shares of Common Stock may be validly issued, the Borrower shall, to the extent then permitted by the rules and interpretations of the SEC, secure such registration or approval, as the case may be in a manner that will enable and will not delay conversion as aforesaid, unless an exemption from such registration or approval requirements is available.
(c)    The Borrower further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system, the Borrower will use its commercially reasonable efforts to list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon conversion hereunder.
(d)    Limit on Issuance of Conversion Shares. Notwithstanding any provision in this Agreement or any Loan Document, the aggregate number of Conversion Shares issuable upon conversion of the Notes shall not exceed 19.99% of either (a) the total number of shares of Common Stock outstanding on the date hereof or (b) the total voting power of the Parent’s securities outstanding on the date hereof that are entitled to vote on a matter being voted on by holders of the Common Stock, in each case, to the extent such issuance would require the approval of holders of the Common Stock under applicable exchange requirements and such approval has not been obtained. In connection with the foregoing, the Borrower will use its commercially reasonable efforts to procure within a reasonable time period that under applicable exchange requirements the Lenders may convert all Notes into Common Stock without the approval of holders of the Common Stock (the “Subsequent Threshold”). For the avoidance of doubt, unless otherwise agreed in writing by all affected Lenders, each Lender (together with its Affiliates) shall be entitled to convert up to its pro rata portion of the maximum aggregate number of Conversion Shares issuable upon conversion of the Notes, prior to receipt of such stockholder approval or the Subsequent Threshold becoming effective.
(e)    Stockholder Meeting. The Parent shall use commercially reasonable efforts to obtain the affirmative vote of each stockholder entitled to vote at the annual meeting of stockholders of the Parent first occurring after the date hereof (the “Initial Annual Stockholder Meeting”) for the approval of resolutions (“Stockholder Resolutions”) providing for the Borrowers issuance of all of the Term Notes issuable pursuant to the terms of this Agreement, including the conversion price adjustment provisions of such Term Notes, and the Note Conversion Shares issuable upon conversion of such Term Notes, in accordance with applicable law and the regulations of The Nasdaq Stock Market (such approval, the “Stockholder Approval”). If the Stockholder Approval is not obtained at the Initial Annual Stockholder Meeting, the Parent shall be obligated to use commercially reasonable efforts to solicit the affirmative vote of each stockholder entitled to vote at the next annual meeting of stockholders of the Parent occurring after the Initial Annual Stockholder Meeting (the “Second Annual Stockholder Meeting”). For the avoidance of doubt, the Parent shall not be required under this Section 8.7(e) to take any further action with respect to the Stockholder Resolutions if approval of the Stockholder Resolutions is not obtained at the Second Annual Stockholder Meeting.
(f)    Ownership Limitation. Each Lender agrees that, for a period beginning on the date of this Agreement and continuing until October 15, 2025, without the prior written consent of the Parent, neither the Lender nor any of its associates or affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) will in any manner, directly or indirectly acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, the voting securities or direct or

Exhibit 10.1
indirect rights to acquire any voting securities of the Parent or any subsidiary of the Parent that would result in such Lender’s “beneficial ownership” (as defined under the 1934 Act) on the date thereof exceeding 9.99% of the total combined voting power of all outstanding common equity; provided, that, subject to any limitation set forth in Section 8.7(d), such limitation in this Section 8.7(f) shall not restrict the ability of any Lender to convert its Term Notes immediately prior to the effectiveness of a Change in Control or other transaction in which the Common Stock shall be converted into or exchanged for cash, other securities or other property or assets (“Subsequent Transaction”); and provided further, that in the event the limitation set forth in Section 8.7(d) shall apply, such that a Lender is unable to convert any portion of its Term Notes that is otherwise convertible in accordance with Section 8.1 immediately prior to the effectiveness of a Subsequent Transaction pursuant to the foregoing proviso, in lieu of converting the applicable Term Notes into Common Stock, Lender may elect to convert such portion of its Term Notes directly into the amount of cash, other securities or other property or assets that it would have received had such portion of its Term Notes been converted into Common Stock immediately prior to the Subsequent Transaction. For purposes of calculating “beneficial ownership” under this Section 8.7(f), (i) outstanding Term Notes shall be excluded from such calculation, and (ii) any Note Conversion Shares, when issued upon conversion of a Term Note, shall be included in such calculation.
SECTION 9. EVENTS OF DEFAULT
The occurrence of any one or more of the following events shall be an Event of Default:
9.1.    Payments. Borrower fails to pay any scheduled payment of any Secured Obligations due and owing under this Agreement or any of the other Loan Documents within five (5) Business Days of the date when due; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent or a Lender or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or
9.2.    Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower, Agent and any Lender, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.13, 7.14, 7.17(b), 7.18, 7.19 and 7.20 of this Agreement and Sections 2 and 3 of the Registration Rights Agreement) any other Loan Document or any other agreement among Borrower, Agent and any Lender, such default continues for more than thirty (30) days after the earlier of the date on which (i) Agent or a Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.13, 7.14, 7.17(b), 7.18, 7.19 and 7.20 of this Agreement and Sections 2 and 3 of the Registration Rights Agreement (except in the event that notwithstanding such breach of Sections 2 and 3 of the Registration Rights Agreement, the Lenders are eligible to sell all of their Registrable Securities by any other means without limitation during a three-month period without registration, including through a valid exemption under the Securities Act, such as Rule 144), the occurrence of such default; or
9.3.    Material Adverse Effect. An event, effect or circumstance has occurred that could reasonably be expected to have a Material Adverse Effect; provided that solely for the purposes of this Section 9.3, none of the following shall constitute by itself a Material Adverse Effect: (i) changes in general economic or political conditions or financial credit or securities markets in general (including changes in interest or exchange rates) or general changes in the regulation, standard terms and policies of an industry or a market, whether worldwide or in the United States, (ii) acts of war, armed hostilities or terrorism or any escalation or worsening of any acts of war, armed hostilities or terrorism, or (iii) changes in generally accepted accounting principles.
9.4.    Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or
9.5.    Insolvency. Borrower or any Subsidiary (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due in the ordinary course of business, or shall become insolvent (when taken as a whole on a consolidated basis); or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or such Subsidiary or of all or any material part of the assets or property of Borrower or such Subsidiary; or (vi) [reserved]; or (vii) Borrower or a Subsidiary or its respective directors or majority shareholders shall take any action initiating any of the foregoing actions

Exhibit 10.1
described in clauses (i) through (vi); or (B) either (i) sixty (60) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) sixty (60) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any material part of the properties of Borrower without such appointment being vacated; or
9.6.    Attachments; Judgments. Any material portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered against Borrower (i) for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least One Million Dollars ($1,000,000) and remains unstayed, unbonded and unsatisfied for more than thirty (30) days past the date such judgment is required to be stayed, bonded or satisfied, or Borrower is enjoined or in any way prevented by court order from conducting any material part of its business for more than thirty (30) consecutive days; or
9.7.    Other Obligations. The occurrence of any default (after giving effect to all cure periods) by Borrower under any agreement or obligation of Borrower involving giving any third party the right to accelerate any Indebtedness in excess of One Million Dollars ($1,000,000) provided, however, that the Event of Default under this Section 9.7 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purposes of this Agreement upon Lenders receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement Required Lenders have not declared an Event of Default under this Agreement and/or exercised any remedies with respect thereto; or
9.8.    Delisting. At any time, the Common Stock shall be delisted from the Nasdaq Stock Market and Borrower shall not have been able to list the Common Stock on another US national stock exchange within sixty (60) days of such delisting; or
9.9.    Change in Control. The occurrence of a Change in Control of the Borrower.
SECTION 10. REMEDIES
10.1    General. Upon and during the continuance of any one or more Events of Default, (i) Lenders shall not be required to provide any portion of the Term Loan not yet provided or withdrawn, (ii) Agent may and, at the direction of the Required Lenders, shall accelerate and demand payment of all or any part of the Secured Obligations and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (iii) Agent may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iv) Agent may and, at the direction of the Required Lenders, shall notify any of Borrower’s account debtors to make payment directly to Agent, compromise the amount of any such account on Borrower’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account. Agent may and, at the direction of the Required Lenders, shall exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.
10.2.    Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may and, at the direction of the Required Lenders, at any time or from time to time, shall apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to

Exhibit 10.1
Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:
First, to Agent and Lenders in an amount sufficient to pay in full Agent’s and Lenders’ reasonable and documented out-of-pocket costs and professionals’ and advisors’ fees and expenses as described in Section 12.11;
Second, to Lenders in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), such proceeds to be distributed pro rata to each Lender; and
Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations and other obligations which, by their terms, survive termination of this Agreement), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.
Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.
10.3.    No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.
10.4.    Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.
SECTION 11. REPRESENTATIONS AND WARRANTIES OF THE LENDERS
Each Lender hereby severally, and not jointly, represents and warrants to the Borrower that:
11.1.    Organization and Existence. Such Lender is a duly incorporated or organized and validly existing corporation, limited partnership, limited liability company or other legal entity, has all requisite corporate, partnership or limited liability company power and authority to enter into and consummate the transactions contemplated by this Agreement and to carry out its obligations hereunder and thereunder, and to invest in the Term Notes pursuant to this Agreement, and is in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
11.2.    Authorization. The execution, delivery and performance by such Lender of the Loan Documents to which such Lender is a party have been duly authorized and each has been duly executed and when delivered will constitute the valid and legally binding obligation of such Lender, enforceable against such Lender in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally, and general principles of equity.
11.3.    Purchase Entirely for Own Account. The Term Notes (and any Note Conversion Shares issuable upon conversion thereof) to be received by such Lender hereunder will be acquired for such Lender’s own account, not as nominee or agent, for the purpose of investment and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and such Lender has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act without prejudice, however, to such Lender’s right at all times to sell or otherwise dispose of all or any part of such securities in accordance with this Agreement and in compliance with applicable federal and state securities laws. The Term Notes are being purchased by such Lender in the ordinary course of its business. Such Lender is not a broker-dealer registered with the Securities Exchange Commission or an entity engaged in a business that would require it to be so registered.

Exhibit 10.1
11.4.    Investment Experience. Such Lender acknowledges that it can bear the economic risk and complete loss of its investment in the Term Notes and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.
11.5.    Disclosure of Information. Such Lender has had an opportunity to receive, review and understand all information related to the Borrower requested by it and to ask questions of and receive answers from the Borrower regarding the Borrower, its business and the terms and conditions of the offering of the Securities, and has conducted and completed its own independent due diligence. Such Lender acknowledges that copies of the SEC Reports are available on the EDGAR system. Based on the information such Lender has deemed, it has independently made its own analysis and decision to enter into this Agreement. Such Lender is relying exclusively on its own investment analysis and due diligence (including professional advice it deems appropriate) with respect to the execution, delivery and performance of the transaction contemplated by this Agreement, the Term Notes and the business, condition (financial and otherwise), management, operations, properties and prospects of the Borrower, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Neither such inquiries nor any other due diligence investigation conducted by such Lender shall modify, limit or otherwise affect such Lender’s right to rely on the Borrower’s representations and warranties contained in this Agreement.
11.6.    Restricted Securities. Such Lender understands that the Term Notes are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Borrower in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.
11.7.    Legends. It is understood that, except as otherwise provided herein, the Term Notes or any Note Conversion Shares shall bear the following or a similar legend:
THIS SECURITY [AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:
(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) OR AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(A) OF THE SECURITIES ACT AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND
(2) AGREES FOR THE BENEFIT OF OPIANT PHARMACEUTICALS, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:
(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR
(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR
(C) TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR
(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Exhibit 10.1
PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
[For all Terms Notes and Conversion Shares, other than Term Notes or Conversion Shares held by an affiliate (as defined under Rule 144), include the following legend:]
[NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE IMMEDIATELY PRECEDING THREE MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR HOLD THIS SECURITY OR A BENEFICIAL INTEREST HEREIN UNLESS THE APPLICABLE LEGENDS ARE INCLUDED ON SUCH SECURITY.]
[For all Term Notes and Conversion Shares held by an affiliate (as defined under Rule 144), include the following legend:]
[THIS SECURITY [AND ANY COMMON STOCK ISSUABLE UPON CONVERSION OF THIS SECURITY] ARE HELD BY A PERSON WHO MAY BE AN AFFILIATE OF THE COMPANY AND, TO THAT EXTENT, ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER UNDER RULE 144 UNDER THE SECURITIES ACT.]
11.8.    Accredited Investor. The Lender is an “accredited investor” as defined in Rule 501(a) under the Securities Act or a “qualified institutional buyer” as defined in Rule 144A under the Securities Act. The Lender agrees to furnish any additional information reasonably requested by the Borrower or any of its Affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the transactions contemplated in this Agreement.
11.9.    No General Solicitation. Such Lender did not learn of the investment in the Term Notes as a result of any general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (a) any advertisement, article, notice or other communication published in any newspaper, magazine, website, or similar media, or broadcast over television or radio, or (b) any seminar or meeting to which such Lender was invited by any of the foregoing means of communications.
11.10.    No Government Recommendation or Approval. Such Lender understands that no United States federal or state agency, or similar agency of any other country, has reviewed, approved, passed upon, or made any recommendation or endorsement of the Borrower or the purchase of the Term Notes.
11.11.    No Intent to Effect a Change of Control. Such Lender has no present intent to effect a “change of control” of the Borrower as such term is understood under the rules promulgated pursuant to Section 13(d) of the Exchange Act.
11.12.    Residency. Such Lender’s office in which its investment decision with respect to the Term Notes was made is located at the address immediately below such Lender’s name on its signature page hereto.
11.13.    No Conflicts. The execution, delivery and performance by such Lender of this Agreement and the consummation by such Lender of the transactions contemplated herein will not (i) result in a violation of the organizational documents of such Lender or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Lender is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Lender, except, in the case of clause (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Lender to perform its obligations hereunder.

Exhibit 10.1
SECTION 12. MISCELLANEOUS
12.1.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
12.2.    Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic transmission or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the three (3) Business Days after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:
(a)    If to Agent:
Pontifax Medison Finance GP, L.P.,
Address: 14 Shenkar St. Herzelia, Israel
Attention: Shlomo (Momi) Karako
Email: momi@pontifax.com
Telephone: +972-9-9725617
(b)    If to Borrower:
Opiant Pharmaceuticals, Inc.
Address: 233 Wilshire Blvd., Suite 280, Santa Monica, CA 90401
Attention: David O’Toole, CFO
Email: dotoole@opiant.com
Telephone: (310) 598-5410
(c)    If to Lenders:
Pontifax Medison Finance (Israel) L.P. and Pontifax Medison Finance (Cayman) L.P.
Address: 14 Shenkar St. Herzelia, Israel
Attention: Shlomo (Momi) Karako
Email: momi@pontifax.com
Telephone: +972-9-9725617
and
Kreos Capital VI (Expert Fund) LP
Address: 47 Esplanade, St Helier, Jersey
Attention: Aris Constantinides
Email: aris@kreoscapital.com
Telephone: +44 (0) 20 7758 3450

with a copy to (which shall not constitute a notice):

Kadouch & Co., Law Offices
Address:    11 Ha’Sadna’ot Street, P.O.B. 12695,
4673300 Herzliya, Israel
Attention: Avrumi Monderer
Email: avrumi@kadouchlaw.com
Telephone: +972-9-9525454

or to such other address as each party may designate for itself by like notice.

Exhibit 10.1
12.3.    Entire Agreement; Amendments.
(a)    This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof.
(b)    Except for actions expressly permitted to be taken by Agent, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 12.3(b). The Required Lenders and Borrower party to the relevant Loan Document may, or, with the written consent of the Required Lenders and Borrower party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of Lenders or of Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences. Any such waiver and any such amendment, supplement or modification shall apply equally to Lenders and shall be binding upon Borrower, Lenders, Agent and all future holders of the Term Loans.
12.4.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
12.5.    No Waiver. The powers conferred upon Agent and Lenders by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lenders to exercise any such powers. No omission or delay by Agent or Lenders at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or any Lender is entitled, nor shall it in any way affect the right of Agent or Lenders to enforce such provisions thereafter.
12.6.    Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lenders and shall survive the execution and delivery of this Agreement. Sections 6.3, 11.12 and 11.14 shall survive the termination of this Agreement.
12.7.    Successors and Assigns; Transfer Restrictions.
(a)    The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. None of Agent or Lenders shall assign its rights, interests or obligations under this Agreement or any of the other Loan Documents without Borrower’s express prior written consent. Notwithstanding the foregoing, in all cases, any transfer to an Affiliate of a Lender or Agent shall be allowed.
(b)    Agent, acting solely for this purpose as an agent of Borrower, shall maintain a copy of each assignment and assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the commitments of, and principal amounts (and stated interest) of the Term Loans owing to, Lenders pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent demonstrable error, and Borrower, Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of the Loan Documents. The Register shall be available for inspection by Borrower and Lenders, at any reasonable time and from time to time upon reasonable prior notice. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant

Exhibit 10.1
or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c)    Each Lender agrees that it will sell, transfer or otherwise dispose of the Term Notes (and any Conversion Shares issuable upon conversion thereof) only in compliance with all applicable state and federal securities laws.
12.8.    Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lenders in the State of New York and shall have been accepted by Agent and Lender in the State of New York. Payment to Agent and Lenders by Borrower of the Secured Obligations is due in the State of New York. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.
12.9.    Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 12.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents (except as expressly provided otherwise in any other Loan Document) shall be brought in any competent state or federal court located in New York City, New York (the “Competent Court”). By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) submits and consents to exclusive jurisdiction in such courts except that Agent may bring suit or take legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations or as provided in any other Loan Document; (b) waives any objection as to lack of jurisdiction or improper venue or forum non conveniens; and (c) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 12.2 and shall be deemed effective and received as set forth in Section 12.2.
12.10.    Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND LENDERS SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, LENDERS OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDERS OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and Lenders, Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and Lenders, and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.
12.11.    Professional Fees. Subject to the cap on certain reimbursable items set forth in the definition of Closing Expense Charge, Borrower promises to pay Agent’s and Lender’s reasonable and documented out-of-pocket costs and expenses necessary to finalize the Loan Documents, including but not limited to reasonable and documented out-of-pocket attorney’s fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable documented and out-of-pocket attorneys’ and other professionals’ fees and expenses incurred by Agent and Lenders after the Closing Date in connection with or related to: (a) the Term Loan; (b) the administration, collection, or enforcement of the Term Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any third party legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lenders in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

Exhibit 10.1
12.12.    Confidentiality. Agent and Lenders acknowledge that Collateral and information provided to Agent and Lenders by Borrower are confidential and proprietary information of Borrower (the “Confidential Information”). Accordingly, Agent and Lenders agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lenders may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Agent or Lenders in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Term Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public without any disclosure by Agent or Lenders or breach of this Section 12.12; (c) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over Agent or a Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Agent’s or Lender’s counsel; (e) to comply with any legal requirement or law applicable to Agent or Lenders; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after default and during the continuation of an Event of Default; (g) to any participant or assignee of Agent or Lenders or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents. In handling any Confidential Information, each of Agent and Lenders shall exercise the same degree of care that it exercises for its own proprietary information. Agent’s and Lenders’ obligations under this Section 12.12 shall supersede all of their respective obligations under any non-disclosure agreement.
12.13.    Assignment of Rights. Borrower acknowledges and understands that Agent or Lenders may, subject to Section 12.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity, other than to any Person that is an operating company engaged in substantially similar business operations as Borrower and any of such Person’s subsidiaries or affiliates (any such permitted assignee, an “Assignee”); provided that no such assignment shall be made without the prior written consent of Borrower, which shall not be unreasonably withheld conditioned or delayed; provided, however, Borrower’s consent shall not be required if such assignment (i) is to an Affiliate of a Lender or Agent, or (ii) occurs following an Event of Default that is continuing or in connection with a sale or disposition of Agent or Lenders or all or a portion of a Lender’s loan portfolio, or any merger, acquisition or corporate reorganization affecting Lender. After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lenders hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lenders shall retain all rights, powers and remedies hereby given. No such assignment by Agent or Lender shall relieve Borrower of any of its obligations hereunder. Each Lender agrees that in the event of any transfer by it of the Term Note (if any), it will endorse thereon a notation as to the portion of the principal of the Term Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.
12.14.    Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or a Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, a Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full final payment to Agent or Lenders.

Exhibit 10.1
12.15.    Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.
12.16.    No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lenders and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, Lenders and Borrower.
12.17.    Agency. Each Lender hereby irrevocably appoints Pontifax Medison Finance GP L.P. to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
12.18.    Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party’s name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “ Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, including pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 12.12.
(SIGNATURES TO FOLLOW)

Exhibit 10.1
IN WITNESS WHEREOF, Borrower, Agent and Lenders have duly executed and delivered this Note Purchase and Security Agreement as of the day and year first above written.

AGENT:
Pontifax Medison Finance GP L.P __________________________ By: Title:
LENDERS: Pontifax Medison Finance (Israel) L.P. /s/ Momi Karako__________________________ By: Momi Karako Title: Partner Address: 14 Shenkar St. Herzelia, Israel Attention: Shlomo (Momi) Karako	Pontifax Medison Finance (Cayman) L.P. /s/ Momi Karako_____________________________ By: Momi Karako Title: Partner Address: 14 Shenkar St. Herzelia, Israel Attention: Shlomo (Momi) Karako
Kreos Capital VI (Expert Fund) LP /s/ Raoul Stein__________________________ By: Raoul Stein Title: General Partner Address: 47 Esplanade, St Helier, Jersey Attention: Aris Constantinides BORROWER:
Opiant Pharmaceuticals, Inc. /s/ Roger Crystal_________________________ By: Dr. Roger Crystal Title: CEO Address: 233 Wilshire Blvd., Suite 280 Santa Monica, CA 90401 Attention: David O’Toole, CFO
  Opiant Pharmaceuticals UK Limited

_/s/ Roger Crystal____________________________
By: Dr. Roger Crystal
Title: CEO/Director

Address: One Kingdom Street, Paddington,
                London, UK, W2 6BD
Attention: David O’Toole, CFO

[Signature Page to Note Purchase and Security Agreement]

Exhibit 10.1
Schedules and Exhibits
SCHEDULES
A    Commitments
EXHIBITS
A        Form of Term Note
B    Form of Joinder Agreement
C    Compliance Certificate